                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement           [_]CONFIDENTIAL,FOR USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               ALZA CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                          [LOGO OF ALZA CORPORATION]

                               ALZA CORPORATION

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD MAY 7, 1998 AT 9:00 AM

To the Stockholders of ALZA Corporation:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALZA Corporation will be held at 950 Page Mill Road, Palo Alto, California, on Thursday, May 7, 1998 at 9:00 am, for the following purposes:

  1. To elect three Class II directors to hold office for a term ending in 2001 and until their successors are elected;

  2. To increase by 950,000 shares the number of shares of ALZA Common Stock reserved for issuance under ALZA's Amended and Restated Employee Stock Purchase Plan;

  3. To ratify the appointment of Ernst & Young LLP as ALZA's independent auditors for the fiscal year ended December 31, 1998; and

  4. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

  Only holders of record of ALZA Common Stock at the close of business on March 12, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN
                                          Secretary

Palo Alto, California
March 27, 1998


 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE
 ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                               ALZA CORPORATION

                                PROXY STATEMENT

                             ---------------------

To the Stockholders of ALZA Corporation:

  The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of ALZA Corporation ("ALZA"), a Delaware corporation, for use at ALZA's 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 am on Thursday, May 7, 1998 at ALZA's headquarters located at 950 Page Mill Road, Palo Alto, California 94304; telephone number (650) 494-5000.

  Only holders of record of ALZA Common Stock as of the close of business on March 12, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, ALZA had outstanding 86,039,522 shares of its Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held.

  Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of ALZA, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or
(iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

  Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. The vote required for the election of directors is described below. For all other proposals, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not the proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  This Proxy Statement and the accompanying proxy card are being mailed to ALZA stockholders on or about March 27, 1998. Directors, officers and other employees of ALZA may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by ALZA.

                             ELECTION OF DIRECTORS

  ALZA's Certificate of Incorporation provides for three classes of directors:
Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three-year term. In accordance with the Certificate of Incorporation, Class II directors are to be elected at the 1998 annual meeting, Class III directors are to be elected at the 1999 annual meeting and Class I directors are to be elected at the annual meeting in the year 2000.

NOMINEES

  Three Class II directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 2001 and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. The current Class II directors are Dr. Robert J. Glaser, Mr. Dean O. Morton and Ms. Denise O'Leary.

  In November 1997, Dr. Alejandro Zaffaroni, Co-Chairman of the Board and the Founder of ALZA, retired from the Board. He was a Class III director. After Dr. Zaffaroni's retirement, the Board amended ALZA's Bylaws to decrease the number of directors constituting the Board from nine to eight directors.

  The nominees for election at the Annual Meeting are Dr. Glaser, Mr. Morton and Ms. O'Leary. Each of the nominees presently is a director of ALZA. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of all nominees unless marked to the contrary. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, three directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first, second and third highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

  The following table provides the names of the nominees for election as directors, and of each other director, and indicates the periods during which such persons have served as directors of ALZA.

                                                                      DIRECTOR
                                                                    CONTINUOUSLY
      NAME AND POSITIONS WITH ALZA IN ADDITION TO DIRECTOR             SINCE
      ----------------------------------------------------          ------------
      NOMINEES (CLASS II DIRECTORS)
      Dr. Robert J. Glaser.........................................     1987
      Dean O. Morton...............................................     1987
      Denise M. O'Leary............................................     1996
      INCUMBENTS
      CLASS III DIRECTORS
      Dr. Ernest Mario.............................................     1993
       Chairman and Chief Executive Officer
      Isaac Stein..................................................     1987
      CLASS I DIRECTORS
      Dr. William R. Brody.........................................     1996
      William G. Davis.............................................     1989
      Julian N. Stern..............................................     1982
       Secretary

BUSINESS EXPERIENCE OF DIRECTORS

  NOMINEES (CLASS II DIRECTORS)

  Dr. Robert J. Glaser, 79, was the Director for Medical Science of the Lucille P. Markey Charitable Trust, a philanthropic foundation supporting basic biomedical research, from 1984 to June 1997, and a trustee from 1988 to June 1997. In accordance with the donor's will, the Trust ceased operations in June 1997. Prior to 1984, Dr. Glaser was President, Chief Executive Officer and a trustee of the Henry J. Kaiser Family Foundation. He is a director of Hanger Orthopedic Group, Inc. In 1991, Dr. Glaser retired as a director of Hewlett-Packard Company after serving since 1971.

  Dean O. Morton, 66, retired in October 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he held various positions since 1960. Mr. Morton is a director of Raychem Corporation, BEA Systems, Inc., The Clorox Company, Centigram Communications Corporation and KLA-Tencor Corporation. He is a trustee of the State Street Research group of mutual funds and a director of the Metropolitan Series Fund, Inc. and State Street Research Portfolios, Inc.

  Denise M. O'Leary, 40, is a Special Limited Partner with Menlo Ventures, a venture capital investment company. Ms. O'Leary has been with Menlo Ventures since 1983 and she served as a General Partner with that company from 1987 to 1996. Ms. O'Leary is a director of Del Monte Foods USA.

Incumbents

  CLASS III DIRECTORS

  Dr. Ernest Mario, 59, is the Chairman and Chief Executive Officer of ALZA. Prior to joining ALZA, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from May 1989 to March 1993, and as Deputy Chairman from January 1992 to March 1993. Prior to that time, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from 1988 to 1989 and as President and Chief Operating Officer of Glaxo, Inc. from 1986 to 1988. Prior to joining Glaxo, Dr. Mario held various executive positions at Squibb Corporation and served as a director of that company. Dr. Mario is also a director of ATL Ultrasound, Inc., Catalytica, Inc., COR Therapeutics, Inc., ENACT Health Management Systems, Inc. and Pharmaceutical Product Development, Inc.

  Isaac Stein, 51, has been President of Waverley Associates, Inc., a private investment firm, since 1983. Mr. Stein served as Chairman of the Board of Esprit de Corp from June 1990 to December 1992. Mr. Stein is also a trustee of the Benham Group of Mutual Funds and a director of Raychem Corporation and CV Therapeutics, Inc.

  CLASS I DIRECTORS

  Dr. William R. Brody, 54, has been the President of The Johns Hopkins University since 1996. Prior to assuming that position, Dr. Brody was the provost of the University of Minnesota Academic Health Center from 1994 to 1996 and the Martin Donner Professor and Director of the Department of Radiology at The John Hopkins University from 1987 to 1994. Dr. Brody is a director of Medtronic, Inc. and Mercantile Bankshares.

  William G. Davis, 66, is an independent business consultant. Prior to his retirement from Eli Lilly & Company in 1984, Mr. Davis held various senior executive positions during his 27-year tenure with that company. Mr. Davis is a director of CardioVascular Dynamics, Inc., Collagen Corporation and Endosonics Corporation.

  Julian N. Stern, 73, has been Secretary of ALZA since 1968. He is the sole employee of a professional corporation that is a member of the law firm of Heller Ehrman White & McAuliffe.

MEETINGS AND COMMITTEES OF THE BOARD

  There were ten meetings of the full Board during fiscal 1997. The Board currently has three standing committees: the Compensation and Benefits Committee, the Finance and Audit Committee and the Nominating Committee. The current members of the Compensation and Benefits Committee are Dr. Glaser (Chairman), Mr. Morton, Ms. O'Leary and Mr. Stein. The Compensation and Benefits Committee, which met eight times during fiscal 1997, approves all of ALZA's compensation plans, including grants of stock options under ALZA's stock plan and the compensation arrangements for ALZA's senior management. The Finance and Audit Committee, which met four times during fiscal 1997, consults with ALZA's independent auditors concerning their audit plan, the results of their audit, the appropriateness of accounting principles used by ALZA and the adequacy of ALZA's internal controls. The current members of the Finance and Audit Committee are Mr. Morton (Chairman), Dr. Brody, Mr. Davis, Ms. O'Leary, Mr. Stein and Mr. Stern.

  In 1995, the Board established a Nominating Committee, the members of which are Mr. Stein (Chairman), Mr. Davis, Dr. Glaser and Mr. Morton. The Nominating Committee identifies and recommends qualified persons to serve as directors of ALZA. The Nominating Committee did not meet during fiscal 1997. ALZA's Bylaws provide that stockholders may nominate candidates for election as directors by delivery of written notice to ALZA's Secretary at least sixty days in advance of the stockholders' meeting or ten days after notice of the meeting is first given to stockholders, whichever is later. Any such notice must set forth the name and address of the nominating stockholder and the nominee, and such information concerning both such persons as would be required by the rules and regulations of the Securities and Exchange Commission ("SEC") to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must be accompanied by the written consent of the nominee to serve as a director, if elected.

  During 1997, each director attended at least 75% of the meetings of the full Board and the committees of the Board on which he or she served.

  Each director who is not an employee of ALZA receives an annual retainer fee, which is currently $25,000, plus $1,000 for each meeting day of the Board and $750 for each regular meeting of any standing committee, or other committee formed by the Board from time to time, on which the director serves, and $500 for each special meeting of any committee on which the director serves (except for chairmen of the committees, who receive $1,250 for each meeting day of their respective committees). In addition, each director who is not an employee of ALZA receives a fee of $350 for each teleconference meeting of the Board, or of any committee of the Board, if such meeting lasts more than one hour. ALZA's Secretary receives a fee for attending meetings of the Nominating Committee and the Compensation and Benefits Committee equal to the fee paid to the directors who serve on those committees. ALZA's non-employee directors receive options to purchase Common Stock pursuant to the automatic grant provisions of ALZA's Amended and Restated Stock Plan.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Ernest Mario, ALZA's Chief Executive Officer, and each of ALZA's other four most highly compensated executive officers who were serving as executive officers as of December 31, 1997 (the "Named Executive Officers").

                                                                  LONG-TERM
                                                             COMPENSATION AWARDS
                                                            ---------------------
                                               ANNUAL
                                            COMPENSATION
                                         ------------------ RESTRICTED SECURITIES
                                                              STOCK    UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITIONS        YEAR SALARY(1) BONUS(1)  AWARD(2)   OPTIONS   COMPENSATION(3)
----------------------------        ---- --------- -------- ---------- ---------- ---------------
Dr. Ernest Mario.................   1997 $599,999  $180,000  $   --      75,000      $160,689
 Chairman and                       1996  595,835   100,000      --      75,000       103,820
 Chief Executive Officer            1995  570,840   100,000      --      75,000        62,825
Dr. Felix Theeuwes...............   1997  362,503   100,000      --      40,000       128,540
 President, New Ventures            1996  347,505    75,000      --         --        112,785
 and Chief Scientist                1995  331,680    70,000      --      60,000        96,487
Dr. Samuel R. Saks...............   1997  333,337   100,000  759,125     40,000         7,849
 Senior Vice President,             1996  311,668    75,000      --         --          6,949
 Medical Affairs                    1995  291,674    70,000      --      45,000         6,360
Bruce C. Cozadd..................   1997  287,504   120,000      --      40,000         8,890
 Senior Vice President and          1996  247,509    75,000      --         --          6,585
 Chief Financial Officer            1995  213,383    50,000      --      38,800         4,204
Dr. James W. Young...............   1997  277,920   125,000      --      30,000        16,375
 Senior Vice President,             1996  249,569    50,000      --         --         14,323
 Research and Development           1995  128,709    30,000      --      80,000           --

--------
(1) Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under ALZA's Executive Deferral Plans and Tax Deferral Investment Plan. Dr. Young commenced his employment with ALZA in July of 1995.

(2) Dr. Saks was awarded 25,000 shares of restricted stock in 1997. Restrictions on the shares lapse with respect to 25% of the shares on December 17, 1999, with respect to 50% of the shares on June 17, 2000 and with respect to the remaining 25% of the shares on January 17, 2001. All shares for which restrictions have not lapsed are subject to forfeiture in the event of termination of Dr. Saks' employment with ALZA. In the event that certain change in control events were to occur, the restricted stock agreement between ALZA and Dr. Saks generally provides that all restrictions on the shares will lapse only if Dr. Saks' employment with ALZA is terminated (other than for "cause") within two years after the change of control. Dr. Saks paid ALZA an aggregate of $250 for the shares. Dividends, if any, paid in cash or in ALZA Common Stock with respect to the shares of restricted stock will be paid in additional shares of ALZA Common Stock, subject to the same restrictions as the restricted stock. Dividends paid in the form of other securities will also be subject to the same restrictions as the restricted stock. The value of such award shown in the table is calculated based on the closing sales price of ALZA Common Stock on the date of the award. The aggregate number of shares of restricted stock granted by ALZA outstanding at the end of 1997 was 25,000 shares. The value of such restricted stock is $795,063 (calculated based on the closing sales price on December 31, 1997 less the amounts paid to ALZA for the shares).

(3) Amounts shown for the fiscal year ended December 31, 1997 consist of: (i) amounts contributed by ALZA to the employees' accounts under the ALZA Retirement Plan as follows: $17,317 for Dr. Mario, $17,317 for Dr. Theeuwes, $7,689 for Dr. Saks, $4,182 for Mr. Cozadd, and $15,125 for Dr. Young; (ii) amounts representing interest in excess of 120% of the applicable federal long-term rate on amounts deferred at the election of the participants under ALZA's Executive Deferral Plans which totaled $143,372 for Dr. Mario, $109,973 for Dr. Theeuwes, $160 for Dr. Saks and $3,458 for Mr. Cozadd; and (iii) amounts contributed by ALZA to employees' accounts under ALZA's Tax Deferral Investment Plan as follows: $1,250 for each of Dr. Theeuwes, Mr. Cozadd and Dr. Young.

                              1997 OPTION GRANTS

  The following table sets forth information relating to options granted in 1997 to the Named Executive Officers. In addition, in accordance with the rules of the SEC, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% per year from the date the options were granted over the full option term.

                                                                        POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                             ANNUAL RATES OF STOCK PRICE
                                       INDIVIDUAL GRANTS                   APPRECIATION FOR OPTION TERM(1)
                         --------------------------------------------- -----------------------------------------
                         NUMBER OF   PERCENT OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE
                          OPTIONS   EMPLOYEES IN  PRICE PER EXPIRATION     0%           5%             10%
NAME                     GRANTED(2)  FISCAL YEAR  SHARE(3)     DATE     PER YEAR     PER YEAR       PER YEAR
----                     ---------- ------------- --------- ---------- -------------------------- --------------
Dr. Ernest Mario........   75,000       4.65%     $29.0625   5/6/2007        --    $    1,370,794 $    3,473,861
Dr. Felix Theeuwes......   40,000       2.48       29.0625   5/6/2007        --           731,090      1,852,726
Dr. Samuel R. Saks......   40,000       2.48       29.0625   5/6/2007        --           731,090      1,852,726
Bruce C. Cozadd.........   40,000       2.48       29.0625   5/6/2007        --           731,090      1,852,726
Dr. James W. Young......   30,000       1.86       29.0625   5/6/2007        --           548,318      1,389,544

--------
(1) The amounts represent certain assumed rates of appreciation over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of ALZA Common Stock. There can be no assurance that any of the values reflected in this table will be achieved.

(2) The options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of an employee's relationship with ALZA. The option granted to Dr. Mario is fully exercisable on May 6, 2000. The options granted to Dr. Theeuwes, Dr. Saks, Mr. Cozadd and Dr. Young are fully exercisable in two equal annual installments beginning on May 6, 1999. All options were granted at fair market value on the date of grant. In the event that certain change in control events were to occur, all such options would become immediately exercisable. Under the terms of ALZA's Amended and Restated Stock Plan, the Compensation and Benefits Committee retains discretion, subject to plan limits, to modify the terms (including the exercise price and vesting dates) of outstanding options.

(3) Options were granted at an exercise price equal to the fair market value of ALZA Common Stock, which is the average of the high and low price reported on the New York Stock Exchange on the date of grant.

      1997 AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

  The following table sets forth with respect to the Named Executive Officers certain information relating to options exercised during fiscal 1997.

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL YEAR     IN-THE-MONEY OPTIONS
                           SHARES                           END              AT FISCAL YEAR END (2)
                          ACQUIRED      VALUE    ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ----------- ----------- ------------- ----------- -------------
Dr. Ernest Mario........      --      $    --      524,000      475,000    $6,133,750   $4,128,125
Dr. Felix Theeuwes......      --           --      166,000      100,000       904,375      586,250
Dr. Samuel R. Saks......   20,000      154,045      85,000       85,000       378,750      462,813
Bruce C. Cozadd.........   17,000      194,415      53,600       70,000       234,850      356,875
Dr. James W. Young......      --           --       40,000       70,000       472,500      495,000

--------
(1) Market value of ALZA Common Stock based on the closing sales price as reported on the composite tape at the exercise date minus the exercise price.

(2) Market value of ALZA Common Stock at fiscal year end based on the closing sales price as reported on the composite tape on December 31, 1997 ($31.8125) minus the exercise price of "in-the-money" options.

                         CERTAIN EXECUTIVE AGREEMENTS

  ALZA has entered into agreements (each, an "Executive Agreement") with its executive officers (other than Dr. Mario) pursuant to which certain severance payments would be made in the event of the executive's termination, other than for cause, following a "change in control" of ALZA (as defined in the Executive Agreement).

  If the executive's employment were terminated by ALZA during the two-year period following a change in control (the "Severance Period") without "cause" or by the executive for "good reason" (as defined in the Executive Agreement), the executive would be entitled to receive a lump sum cash severance payment equal to two times the sum of his or her salary and bonus paid or accrued in the twelve months immediately preceding his or her termination. (Such amount would be reduced, on a monthly basis, if the termination occurred more than one year after the change in control.) In addition to the severance payments, the executive would be entitled to a pro rata portion of all bonuses and awards relating to periods that have not been completed as of the termination date and a lump sum cash amount equal to the difference, if any, between the value of the benefits he or she would have received under ALZA's retirement, pension or deferred compensation arrangements had he or she been fully vested under such arrangements, and the benefits he or she is otherwise entitled to receive under such arrangements at the time of termination. The executive would also receive medical and dental benefits for up to two years. All outstanding options would become fully exercisable (to the extent they have not previously become exercisable), and the executive would be entitled to a cash-out of all options.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires ALZA's directors and executive officers, and persons who own more than 10% of ALZA's Common Stock, to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish ALZA with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to ALZA or written representations that no Forms 5 were required, ALZA believes that from January 1, 1997 through December 31, 1997 its directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

     COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee (the "Committee") of the Board of Directors is generally responsible for decisions concerning the compensation to be paid to ALZA's executive officers. The Committee consists of Dr. Glaser (Chairman), Mr. Morton, Ms. O'Leary and Mr. Stein, each of whom is a non-employee director of ALZA. In determining compensation policies, the Committee has access to compensation surveys for regional technology-based companies (which compete with ALZA in the recruitment of senior personnel) and national pharmaceutical industry compensation information, as well as other executive compensation data and surveys. The Committee also consults with ALZA's Executive Director of Compensation and Benefits. Set forth below is the report of the Committee with respect to ALZA's compensation policies during 1997 as they affected ALZA's Chief Executive Officer and other executive officers. In addition to the data currently available, the Committee has recently engaged an outside compensation consulting firm to provide information and advice to the Committee concerning ALZA's compensation of its senior executives. The consulting firm will report to the Committee later this year.

COMPENSATION POLICIES AFFECTING EXECUTIVE OFFICERS

  ALZA's compensation policies affecting its executive officers are designed to provide targeted total compensation levels that are competitive with those of regional technology-based companies and national pharmaceutical companies, in order to assist ALZA in attracting and retaining qualified executives. The Committee believes that ALZA's compensation structure has historically been at the low end of pharmaceutical companies with respect to the salary and bonus payable to its executive officers generally, and to its Chief Executive Officer in particular. During 1997, ALZA did not adjust its compensation policies in any material respect, despite significant changes in the labor market in the San Francisco Bay Area which have resulted in higher compensation levels for employees generally. The S&P Drugs Index, the industry group included for comparison in "Performance Graphs" below, consists of large national pharmaceutical companies, which have been used as a reference in setting salaries of ALZA's executives. However, executive salaries at those companies are generally significantly higher than those of ALZA.

  ALZA's compensation policies take into account ALZA's overall performance during the prior year, as well as the achievements and contributions to ALZA during the year by each individual executive officer and the operational areas of the company for which he or she is responsible. In addition, ALZA's compensation policies recognize the importance of stock ownership by, and stock option programs for, executives in order to promote identity of long-term interests between the executives and the stockholders of ALZA.

  In determining the compensation to be paid to ALZA's executive officers, the Committee employs compensation policies designed to align compensation with ALZA's overall business strategy, values and management initiatives. These policies are intended to (i) attract and retain executives whose abilities are critical to the long-term success and competitiveness of ALZA; (ii) reward executives for long-term strategic management and the enhancement of stockholder value; (iii) support a performance-oriented environment that rewards achievement of internal company objectives; and (iv) recognize ALZA's performance compared to performance levels of comparable companies. As a result, compensation consists of salary and bonus, which provide current incentives, and stock options (and, on one recent occasion, a restricted stock grant), which provide longer term incentives.

  The key components of executive officer compensation at ALZA are (i) salary, which is based on factors such as the individual officer's level of responsibility for meeting ALZA's financial and strategic objectives and a comparison to similar positions in ALZA and comparable companies; (ii) cash bonus awards, which are based on the performance of the executive, the performance of the operational groups reporting to the executive, and the performance of ALZA, measured in terms of attainment of ALZA's financial and strategic objectives set by the Board at the beginning of each year; and (iii) stock option grants, which are intended to align the executive officer's interests in ALZA's long-term success with the interests of ALZA's stockholders, as measured by changes over time in ALZA's stock trading price. ALZA's executive officers are also entitled to participate in ALZA's Executive Deferral Plan, which permits them to defer a portion of their compensation on a pre-tax basis.

  Stock options are an integral part of each executive officer's compensation. The Committee believes that the opportunity for stock appreciation, through exercise of stock options that vest over time, closely aligns the interests of the executive officers with those of ALZA's stockholders. The size of individual awards take into account the executive officer's salary, the number and vesting schedule of outstanding options held by the officer and past contributions to ALZA. No one factor is given special weight, but all are part of an overall assessment.

  The compensation to be paid to any individual executive has not been based on any particular mathematical formula. Rather, the Committee reviews objectives, accomplishments, performance (including that indicated in ALZA's peer evaluation process) and compensation as a whole for each executive (and all executives), as well as the recommendations of the Chief Executive Officer, and makes appropriate compensation determinations in the exercise of its business judgment.

RELATIONSHIP OF CORPORATE PERFORMANCE TO COMPENSATION PLANS

  ALZA's corporate performance measurements focus on both financial and strategic objectives. During 1997, ALZA achieved the following strategic objectives set by the Board:

  . increasing ALZA's presence as an emerging commercial pharmaceutical company;

  . increasing ALZA's net sales through the introduction of new products, as well as increasing sales of existing products;

  . extending ALZA's technological leadership position in drug delivery;

  . increasing levels of ALZA's product development business with other pharmaceutical companies as compared with 1996;

  . obtaining increased royalties and fees as compared with 1996;

  . completing ALZA's activities with Therapeutic Discovery Corporation and putting in place a method of funding product development activities once activities with Therapeutic Discovery Corporation were completed; and

  . increasing earnings per share over 1996 (before non-recurring items).

  Executive officer compensation (both base compensation and cash bonuses) takes into consideration the achievement by ALZA of the financial and strategic objectives described above, and the contribution of the individual (and the operating groups reporting to the individual) toward achieving those objectives.

OTHER COMPENSATION PLANS

  ALZA has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to highly compensated individuals such as executive officers. During 1997, these plans included (i) an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase up to $25,000 of ALZA Common Stock at a price equal to 85 percent of its fair market value; (ii) the contribution by ALZA for the benefit of each employee (including executive officers) to the ALZA Retirement Plan (a defined contribution plan) of an amount based on the employee's base salary and age; and (iii) matching contributions of up to $1,250 per employee in 1997 under ALZA's Tax Deferral Investment Plan.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Dr. Ernest Mario, ALZA's Chief Executive Officer, did not receive a salary increase in 1997, based on Dr. Mario's recommendation to the Committee. Dr. Mario believed that increases in his salary should be tied, in part, to the increase in value in ALZA's shares, and the trading price of shares did not increase significantly from 1996 to 1997. During 1997, Dr. Mario was granted a nonstatutory option to purchase 75,000 shares of ALZA Common Stock, vesting after three years and expiring in 2007. The exercise price of the option is $29.0625 per share, the fair market value of ALZA Common Stock on the date the option was granted. The Committee believes that Dr. Mario's salary continues to be on the low end of salaries for chief executive officers of other technology-based companies of similar size and in the same geographic region as ALZA, as well as for chief executives of pharmaceutical companies on a nationwide basis. Increases in Dr. Mario's salary have generally been limited to inflation adjustments during his tenure with ALZA. In 1997, Dr. Mario provided strong leadership to ALZA in its achievement of ALZA's key strategic and financial objectives and in progressing toward meeting ALZA's long-term objective of becoming a fully integrated pharmaceutical company. Dr. Mario's bonus of $180,000 for 1997 reflects his important contributions to ALZA's success in 1997, the increase in ALZA's stock price during the year, and the achievement by ALZA of its comprehensive 1997 objectives.

POLICY ON DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

  Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board has approved a limit of 200,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under ALZA's Amended and Restated Stock Plan in any one-year period, and a limit of 750,000 as the maximum number of shares as to which options may be granted in connection with an offer of employment. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1 million deductibility limit. ALZA believes that all of its compensation paid to date meets the requirements for deductibility. In general, the Committee will consider the deductibility limits of Section 162(m) in determining executive compensation.

                      COMPENSATION AND BENEFITS COMMITTEE
                        Dr. Robert J. Glaser, Chairman
                                Dean O. Morton
                               Denise M. O'Leary
                                  Isaac Stein

                              PERFORMANCE GRAPHS

FIVE-YEAR TOTAL RETURN

  The rules of the SEC require that ALZA include in this Proxy Statement a line-graph presentation comparing cumulative stockholder returns on ALZA Common Stock with the S&P 500 Index and either a published industry or line-of-business standard index or an index of peer companies selected by ALZA for the five years ending December 31, 1997. ALZA has elected to use the S&P Drugs Index for purposes of the performance comparison which appears below.

  The graph has been prepared to give effect to the distribution to ALZA stockholders on June 11, 1993 of units (the "Units"), each Unit consisting of one share of Class A Common Stock of Therapeutic Discovery Corporation ("TDC") and one warrant to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time commencing on June 11, 1996 and expiring on December 31, 1999. Each holder of Common Stock of ALZA received one Unit for every ten shares of Common Stock held on May 28, 1993, the record date for the distribution. The graph below assumes that the one-tenth of one Unit received in respect of one share of ALZA Common Stock was sold on the distribution date (June 11, 1993) at the closing sales price of the Units on such date ($6.25 per full Unit) and the proceeds thereof immediately applied toward the purchase of 0.0239 shares of ALZA Common Stock at a price based on the closing sales price of the Common Stock on such date ($26.125). In addition, the graph has been prepared to give effect to the distribution to ALZA stockholders and holders of convertible debentures of record on September 18, 1997 of one share of Class A Common Stock of Crescendo Pharmaceuticals Corporation ("Crescendo") for every 20 shares of Common Stock held on such date. The graph below assumes that each share of Crescendo Class A Common Stock was sold on the distribution date (September 30, 1997) at the closing sales price of Crescendo Class A Common Stock on such date ($11.50 per share) and the proceeds thereof immediately applied toward the purchase of
0.0198 shares of ALZA Common Stock at a price based on the closing sales price of the Common Stock on such date ($29.00). The past performance of ALZA Common Stock is no indication of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG ALZA, S&P DRUGS INDEX AND S&P 500


                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                         S&P
(Fiscal Year Covered)       ALZA           DRUGS        S&P 500
-------------------         ----           -----        -------
Measurement Pt- 1992        $100.00        $100.00      $100.00
FYE 1993                    $ 61.54        $ 91.51      $110.08
FYE 1994                    $ 39.21        $106.54      $111.53
FYE 1995                    $ 53.37        $182.70      $153.45
FYE 1996                    $ 56.37        $227.73      $188.68
FYE 1997                    $ 70.53        $362.84      $251.59

TEN-YEAR TOTAL RETURN

  The following graph compares the cumulative stockholder returns on ALZA Common Stock with the cumulative total return of the S&P 500 Index and the S&P Drugs Index for the ten years ending December 31, 1997. ALZA has presented ten-year data to provide a longer term perspective which is consistent with the time frame for ALZA's business of developing, manufacturing and commercializing pharmaceutical products. The graph below has been prepared in accordance with the same assumptions used for the five-year graph above. In addition, the ten-year graph below has been prepared to give effect to a subscription offering, completed in 1988, to ALZA stockholders. Each ALZA stockholder of record on November 18, 1988 received one right for each share of ALZA Common Stock held. The graph below assumes that one subscription right was sold on the first day of such offering (November 22, 1988) at the price of the rights on such date ($0.50), and the proceeds thereof immediately applied toward the purchase of
0.0423 shares of ALZA Common Stock at a price based on the closing sales price of ALZA Common Stock on such date ($11.81). The past performance of ALZA Common Stock is no indication of future performance.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
                    AMONG ALZA, S&P DRUGS INDEX AND S&P 500


                      [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                       S&P DRUGS
(Fiscal Year Covered)       ALZA         INDEX         S&P 500
-------------------         ----         --------      -------
Measurement Pt- 1987        $100.00      $100.00       $100.00
FYE 1988                    $ 86.78      $116.40       $116.61
FYE 1989                    $170.17      $174.31       $153.56
FYE 1990                    $197.32      $199.24       $148.79
FYE 1991                    $381.06      $328.30       $194.12
FYE 1992                    $364.57      $263.17       $208.92
FYE 1993                    $224.16      $240.83       $229.97
FYE 1994                    $142.83      $280.38       $233.01
FYE 1995                    $194.40      $480.80       $320.58
FYE 1996                    $205.32      $599.33       $391.18
FYE 1997                    $256.85      $954.87       $525.61

                          BENEFICIAL STOCK OWNERSHIP

  The following table sets forth beneficial ownership of ALZA Common Stock as of March 2, 1998, except as otherwise noted, (i) by each person, entity or "group" of persons or entities known by ALZA to be beneficial owners of more than 5% of ALZA's Common Stock, (ii) by each director, including nominees, and each of the Named Executive Officers, and (iii) by all executive officers and directors as a group. Except as described below, each person has sole voting and dispositive power with respect to the Common Stock described in the table.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT OF
NAME                                                OWNERSHIP(1)(2)   CLASS(3)
----                                               ----------------- ----------
J. P. Morgan & Co. Incorporated
 and its subsidiaries.............................    12,499,366        14.5%
 60 Wall Street
 New York, NY (4)
Brinson Partners, Inc.
 and affiliated entities..........................     7,410,373         8.6
 209 South LaSalle Street
 Chicago, IL (5)
Lincoln Capital Management Company................     4,416,700         5.1
 200 South Wacker Drive, Suite 2100
 Chicago, IL (6)
Dr. William R. Brody..............................         4,000         --
Bruce C. Cozadd...................................        56,842         --
William G. Davis..................................        50,000         --
Dr. Robert J. Glaser..............................        22,884         --
Dr. Ernest Mario..................................       577,000         --
Dean O. Morton....................................        22,000         --
Denise M. O'Leary.................................         4,000         --
Dr. Samuel R. Saks (7)............................        85,000         --
Isaac Stein.......................................        19,608         --
Julian N. Stern...................................       135,679         --
Dr. Felix Theeuwes................................       301,632         --
Dr. James W. Young................................        43,116         --
All executive officers and directors as a group
 (17 persons).....................................     1,610,311         1.8

--------
(1) Includes outstanding stock options, exercisable on or before April 30, 1998, to purchase the number of shares of ALZA Common Stock as follows:
    4,000 for Dr. Brody; 53,600 for Mr. Cozadd; 48,000 for Mr. Davis; 12,000 for Dr. Glaser; 524,000 for Dr. Mario; 12,000 for Mr. Morton; 4,000 for Ms. O'Leary; 85,000 for Dr. Saks; 8,000 for Mr. Stein; 28,000 for Mr. Stern; 166,000 for Dr. Theeuwes; 40,000 for Dr. Young; and 1,158,695 for all executive officers and directors as a group.

(2) Excludes shares covered by outstanding warrants, each to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time and expiring on December 31, 1999.

(3) Percentages are not shown if holdings total less than 1% of total outstanding shares.

(4) Information is as provided by the holder in Amendment No. 24 to its
    Schedule 13G filed with the SEC as of February 13, 1998. As to such shares, the holder has provided the following information: sole voting power -- 8,266,623 shares; shared voting power -- 45,897 shares; sole dispositive power --12,376,163 shares; and shared dispositive power -- 110,803 shares.

(5) Information is as provided by the holders in Amendment No. 2 to their
    Schedule 13G filed with the SEC as of February 10, 1998. The holders have shared voting and dispositive power with respect to all shares.

(6) Information is as provided by the holder in Amendment No. 1 to its
    Schedule 13G filed with the SEC as of February 26, 1998. The holder disclaims beneficial ownership of all of the shares. The holder has sole voting power with respect to 2,018,500 shares and sole dispositive power with respect to all shares.

(7) Excludes 25,000 shares of restricted stock. For a description of the material terms of the restricted stock, see footnote 2 of the Summary Compensation Table.

                             CERTAIN TRANSACTIONS

  In September 1995, ALZA made a loan to Bruce C. Cozadd, its Senior Vice President and Chief Financial Officer, in the principal amount of $86,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.04% per annum and is payable in full in September 2000. On December 31, 1997, the outstanding principal and accrued interest on the loan totaled $98,446. Repayment of the loan is secured by a second deed of trust on Mr. Cozadd's residence.

  In July 1995, ALZA made a loan to Peter D. Staple, its Senior Vice President and General Counsel, in the principal amount of $88,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.28% per annum and is payable in full in July 2000. On December 31, 1997, the outstanding principal on the loan totaled $88,000 and all accrued interest had been paid. Repayment of the loan is secured by a second deed of trust on Mr. Staple's residence. In addition, ALZA agreed to provide Mr. Staple with mortgage differential payments for five years. The payment for 1997 was $23,120.

  In connection with his employment with ALZA, ALZA agreed to provide Mr. James Butler, ALZA's Senior Vice President, Sales and Marketing, with mortgage differential payments for five years. The payment for 1997 was $18,490.

  Mr. Stern is the sole employee of a professional corporation that is a member of the law firm of Heller Ehrman White & McAuliffe, which provides legal services to ALZA.

                 APPROVAL OF INCREASE IN THE NUMBER OF SHARES
                        RESERVED FOR ISSUANCE UNDER THE
                     ALZA CORPORATION AMENDED AND RESTATED
                EMPLOYEE STOCK PURCHASE PLAN BY 950,000 SHARES

BACKGROUND

  The Amended and Restated Employee Stock Purchase Plan (the "Purchase Plan") was originally adopted by the Board on July 18, 1984 and approved by the stockholders in 1985, and was amended and restated by the stockholders in 1995. The purpose of the Purchase Plan is to enhance relations with employees, to encourage and assist employees of ALZA to acquire stock in ALZA at a discount through payroll deductions and to help such employees provide for their future financial security.

  Since the beginning of 1996, 604,593 shares of ALZA Common Stock have been purchased by employees pursuant to the Purchase Plan. If the number of shares purchased on the next two purchase dates (July 31, 1998 and January 31, 1999) continues at a similar rate, there may be an insufficient number of shares available in the Purchase Plan for the January 31, 1999 purchase.

PROPOSAL

  Subject to stockholder approval, the Board has approved an amendment to the Purchase Plan to increase the number of shares reserved for issuance under the Purchase Plan by 950,000 shares of ALZA Common Stock. As of March 1, 1998, 277,959 shares remained available for issuance under the Purchase Plan. It is possible that, under recent enrollment and participation patterns in the Purchase Plan, the remaining shares could be exhausted prior to the annual meeting of stockholders to be held in 1999 and that there could be an insufficient number of shares available for purchase on the January 31, 1999 purchase date for all employees participating in the Purchase Plan. The increase would provide shares for purchase under the Purchase Plan for several years.

DESCRIPTION OF THE PURCHASE PLAN

  The following is a general summary of the principal provisions of the Purchase Plan. Any stockholder who desires to review the text of the Purchase Plan may obtain a copy by writing to ALZA's Corporate and Investor Relations department.

  All employees, including officers and directors who are employees, who are customarily employed at least 20 hours per week and five months or more each year by ALZA or any of its subsidiaries (other than ALZA International, Inc.), are eligible to participate in the Purchase Plan on the first enrollment date following employment. The enrollment dates are August 1 and February 1 of each year (or if any such day is not a trading day, then the trading day immediately following such day). The plan period with respect to the enrollment of any employee ends on the day before the second anniversary of the applicable enrollment date, with automatic re-enrollment unless the employee notifies ALZA of his or her desire not to be re-enrolled. In addition, participating employees are automatically re-enrolled in the Purchase Plan for a new two-year enrollment period on any enrollment date on which the fair market value of ALZA Common Stock would result in the employee paying a lower purchase price than the purchase price he or she would have paid based on the employee's original enrollment date.

  Participants elect to make contributions by payroll deductions not exceeding 15% of "monthly gross pay" (excluding overtime, bonuses and incentive payments, but including contributions to deferred compensation plans). No participant may purchase stock under the Purchase Plan to the extent that the purchase would cause shares under that plan and all other "employee stock purchase plans" of ALZA to accrue at a rate which exceeds $25,000 of the fair market value of such shares for any calendar year, measured on the enrollment date. Any employee who would hold 5% or more of the total combined voting power or value of all classes of stock of ALZA immediately after shares are purchased under the Purchase Plan is prohibited from participating in the Purchase Plan.

  On July 31 and January 31 of each year (or if any such day is not a trading day, on the trading day immediately prior to such date), ALZA will apply the funds then in each participant's account to the purchase of shares of ALZA Common Stock. The purchase price is 85% of the lower of the fair market value of the shares on such date or on the enrollment date for the applicable enrollment period. (The market value of ALZA Common Stock based on the closing sales price as reported on the composite tape on March 2, 1998 was $37.3125 per share.)

  The number of shares reserved under the Purchase Plan may be adjusted in the event of a stock split, stock dividend, recapitalization or other change in the capital stock of ALZA.

  The Purchase Plan is administered by a committee of ALZA employees selected by the Board. The Purchase Plan may be amended, altered or terminated by ALZA at any time in its sole discretion; provided that any amendment which would increase the number of shares reserved for purchase under the Purchase Plan, materially increase the benefits to participants or materially modify the requirements for participation requires stockholder approval. The benefits or amounts that will be received by or allocated to the Named Executive Officers, all current executive officers and all other employees under the Purchase Plan will not change as a result of the proposed amendments and are not determinable, because all such amounts are based on the amount each employee, in his or her sole discretion, elects to contribute to the Purchase Plan. Non-employee directors are not entitled to participate in the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

  The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Participants will not have taxable income for federal income tax purposes either upon the grant of the right to purchase shares under the Purchase Plan or when the shares are purchased. If shares purchased under the Purchase Plan are held for more than two years from the enrollment date for the plan period in which they were purchased and for more than one year from the date on which they were purchased, any gain realized on a sale of such shares in an amount equal to the lesser of (i) the excess of the sale price over the amount paid for the shares, or (ii) 15% of the fair market value of the shares on the applicable enrollment date, is taxable as ordinary income. Any gain in addition to such amount is taxable as mid- or long-term capital gain. However, if the shares are sold within either the one- or two-year period described above, the participant will have taxable ordinary income to the extent that the fair market value of the shares on the date of purchase is greater than the purchase price. The difference, if any, between the sale price and the fair market value of the shares on the date of purchase will be long-, mid- or short-term capital gain or loss, depending on the amount of time the shares have been held. To the extent a participant has taxable ordinary income on a disposition of the shares purchased under the Purchase Plan by failing to meet either of the holding period requirements, ALZA generally will be entitled to a deduction for federal income tax purposes.

BOARD RECOMMENDATION AND VOTE REQUIRED

  The Board believes that approval of the proposal to amend the Purchase Plan to increase the number of shares reserved for issuance under the Purchase Plan by 950,000 shares will allow ALZA to continue to provide to its employees opportunities to invest in ALZA and will provide greater flexibility to employees and management in a changing economic environment. ACCORDINGLY, THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE PURCHASE PLAN. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal.

                     RATIFICATION OF INDEPENDENT AUDITORS

  The Board recommends that the stockholders ratify the appointment of Ernst & Young LLP as independent auditors to audit the financial statements of ALZA for the year ending December 31, 1998. Ernst & Young LLP (and its predecessor partnership) has acted as ALZA's independent auditors since ALZA's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A favorable vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP.

                         ANNUAL REPORT TO STOCKHOLDERS

  ALZA's Annual Report to Stockholders for the year ended December 31, 1997, containing the audited consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

  ALZA will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the SEC and the procedures set forth in ALZA's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in the spring of 1999, that proposal must be received in writing by the Secretary of ALZA no later than November 20, 1998.

                                 OTHER MATTERS

  The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN
                                          Secretary

Palo Alto, California
March 27, 1998



 YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                                      LOGO
                                 RECYCLED PAPER

                                                                      APPENDIX
                                                                      --------


                               ALZA CORPORATION
                             AMENDED AND RESTATED
                         EMPLOYEE STOCK PURCHASE PLAN

  1. PURPOSE. The ALZA Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") is designed to foster continued cordial employee relations, to encourage and assist employees of ALZA Corporation (the "Company") and its subsidiaries to acquire stock in the Company and to help them provide for their future financial security.

  2. SHARES SUBJECT TO PLAN

  (a) Number of Shares: The Company has reserved for purchase under the Plan a total of 2,050,000 shares of its Common Stock (the "Shares"). Shares sold under the Plan may be newly or previously issued shares, but all shares issued under the Plan, regardless of source, shall be counted against the 2,050,000 share limitation. If at any time the available Shares are oversubscribed, subscriptions shall be reduced proportionately to eliminate the oversubscription. Any funds credited to a member that cannot be applied to the purchase of Shares due to oversubscription shall be promptly refunded to the member.

  (b) Adjustments: In the event of any reorganization, recapitalization, stock split, reserve stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the structure of the capital stock of the Company, the Company may make such adjustment, if any, as it may deem appropriate in the number, kind and subscription price of the securities available for purchase under the Plan and in the maximum number of securities that a member is entitled to purchase. The Company may make any further adjustments it deems necessary to insure the qualification of the Plan under Section 423 or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code").

  3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by such officers and employees of the Company or other persons as the Board of Directors of the Company from time to time may select (the "Plan Committee"). All costs and expenses incurred in administering the Plan shall be paid by the Company, provided that any taxes applicable to a member's participation in the Plan may be charged to the member by the Company.

  The Plan Committee may make such rules and regulations as it deems necessary to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Plan Committee in connection with the construction, interpretation, administration or application of the Plan or any right granted under the Plan shall be final, conclusive and binding upon all persons. No member of the Plan Committee shall be liable for any determination, decision or action made.

  4. ELIGIBILITY. Any employee who is customarily employed by the Company or a subsidiary for 20 hours per week or more and five months or more in any calendar year (except any employee who would own, directly or indirectly, five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries immediately after Shares are purchased under the Plan) shall be eligible to become a member of and to participate in the Plan beginning on the first Enrollment Date following his or her employment with the Company or a subsidiary.

  For purposes of the Plan, "employee" shall mean any individual who performs services for the Company or a subsidiary pursuant to an employment relationship described in Treasury Regulations Section 31.3401(c)-1; and "subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, as of a given Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

  5. PARTICIPATION

  (a) Enrollment: Any eligible employee may enroll or re-enroll in the Plan as of any February 1 or August 1 (or if either such date is not a trading date, as of the trading date immediately following such date) (each an "Enrollment Date") for a period of 24 months (an "Offering Period") commencing on the applicable Enrollment Date and ending on the fourth Purchase Date following the applicable Enrollment Date. In order to enroll, an eligible employee must deliver to the Company a completed and signed "Employee Stock Purchase Plan Subscription Agreement" indicating the employee's acceptance of the Plan and agreement to participate in the Plan. Forms must be received by the Company no later than an Enrollment Date and shall be effective as of such Enrollment Date. Participation in the Plan is entirely voluntary.

  (b) Re-Enrollment Upon Expiration of Offering Period: At the end of a member's then-current Offering Period, the member automatically shall be enrolled in the next succeeding Offering Period (a "Re-enrollment") unless, in a manner and at a time specified by the Company, but in no event later than the day before the first day of such succeeding Offering Period, the member notifies the Company in writing of the member's desire not to be so enrolled. Re-enrollment shall be at the same percentage of contributions as the member's prior participation unless the member by timely written notice changes the percentage of contribution. No member shall be automatically re-enrolled whose participation terminates by operation of Section 9 or who, during the preceding Offering Period, has reduced his or her percentage of contribution to 0% or has notified the Company in writing of the member's withdrawal from participation in the Plan.

  (c) Automatic Re-Enrollment on Lower Price Enrollment Date: In the event that the fair market value of the Company's Common Stock is lower on any Enrollment Date (the "Lower Price Enrollment Date") than it was on the Enrollment Date on which a participating member last enrolled in the Plan, such member shall be deemed to have re-enrolled in the Plan on such Lower Price Enrollment Date for the next succeeding Offering Period. A participant may elect not to re-enroll on a Lower Price Enrollment Date by filing a written statement declaring such election with the Company prior to such Lower Price Enrollment Date.

  6. MEMBER'S CONTRIBUTIONS. Each member shall make contributions by payroll deduction of any whole percentage up to 15% of the member's monthly gross pay, as designated by the member. "Monthly gross pay" shall include total salary and wages before any tax reduction plan decreases and shall exclude overtime pay, moving allowances, participation in clinical studies, bonus payments (including PACE awards), income arising from stock options, imputed income due to fringe benefits and similar items. Contributions shall not be made other than in accordance with this Section 6.

  At any time, a member may elect in writing to decrease the member's rate of contribution. An election to decrease the rate of contribution or to stop contributing totally will take effect on the soonest practicable payroll date following receipt by the Company of the written election. Any election by a member to decrease his or her payroll deductions to 0% shall be deemed to be an election to withdraw from the Plan effective immediately following the purchase of Shares on the next Purchase Date. Such member's participation in the Offering Period shall continue until the next Purchase Date; thereafter, the member may enroll on any subsequent Enrollment Date for a new Offering Period.

  A written election to increase the rate of contribution received by the Company from a member during the first eighteen months of the then current Offering Period will become effective on the soonest practicable payroll date following the Company's receipt of such election and will not constitute a new enrollment. An election to increase the rate of contribution received by the Company from a member during the last six months of the current Offering Period will become effective on the Enrollment Date immediately following the Company's receipt of such election and will constitute a new enrollment.

  Notwithstanding any other provision of the Plan, no member may receive a right to acquire Shares under the Plan (and all other employee stock purchase plans of the Company and its subsidiaries that are qualified or intended to be qualified under Section 423 or any successor provision of the Code) that accrues at a rate in excess of $25,000 of fair market value of such Shares for any calendar year (determined as of the Enrollment Date).

  Employee contributions may be commingled with other Company funds free of any obligation of the Company to pay interest on such funds but shall be credited to each member as soon as practicable after each withholding.

  7. PURCHASE RIGHTS

  (a) Grant Of Purchase Rights. Enrollment by a member in the Plan on an Enrollment Date will constitute the grant by the Company to the Member of rights to purchase Shares under the Plan. Upon enrollment, unless otherwise determined by the Plan Committee, a member will become eligible for the grant of purchase rights for the number of Shares equal to $75,000 divided by the fair market value of a Share determined at the grant date of such purchase right. Any member whose purchase rights expire and who has not withdrawn from the Plan will automatically be re-enrolled in the Plan and granted new purchase rights (equal in number to the number of expiring purchase rights) on the Enrollment Date immediately following the Purchase Date on which the Member's then current purchase rights expire. Any member who is deemed to have re-enrolled on a Lower Price Enrollment Date will be granted new purchase rights for the number of Shares equal to $75,000 divided by the fair market value of a Share on the Lower Price Enrollment Date.

  (b) Terms and Conditions of Purchase Rights. Each purchase right granted under the Plan shall have the following terms:

    (i) whether or not Shares have been purchased thereunder, the purchase right will expire on the earliest to occur of (A) the completion of the purchase of Shares on the last Purchase Date occurring within 24 months of the Enrollment Date on which such purchase right was granted, or such shorter period as may be established by the Board of Directors from time to time prior to an Enrollment Date for all purchase rights to be granted on such Enrollment Date, or (B) the date on which participation of such member in the Plan terminates for any reason;

    (ii) payment for Shares purchased under the purchase rights will be made only through payroll deduction in accordance with Section 6;

    (iii) purchase of Shares upon exercise of the purchase rights will be accomplished only in installments in accordance with Section 8;

    (iv) the purchase price per Share under the purchase rights will be determined as provided in Section 8; and

    (v) the purchase rights will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Committee from time to time.

  8. ISSUANCE OF SHARES. On each January 31 and July 31 (or if either such date is not a trading date, on the last trading date immediately prior to such date) during an Offering Period (each a "Purchase Date"), so long as the Plan shall remain in effect, the Company shall apply the funds then credited to each member's account to the purchase of whole Shares. The cost or charge to each member's account shall be 85% of the fair market value of one share of ALZA Common Stock on the applicable Enrollment Date or on the Purchase Date, whichever is lower, as determined in good faith by the Plan Committee, multiplied by the number of Shares purchased.

  After the purchase of Shares on a Purchase Date, any funds credited to a member equaling less than the sum required to purchase a whole Share shall be held for purchases on the next succeeding Purchase Date. Upon the effective date of a member's written election to withdraw from participation in the Plan for the then-current Offering Period, any funds then credited to the member shall, for purposes of this Section 7, cease to be credited to such member and shall be refunded to the member. The Company shall, promptly after each Purchase Date so long as the Plan is in effect, issue to the member entitled thereto the Shares purchased by the member under the Plan. No member shall have rights as a stockholder of the Company until such Shares are issued.

  9. TERMINATION OF MEMBERSHIP. A member's participation in the Plan shall terminate, and no Shares may thereafter be purchased by such member under the Plan, (a) when the member ceases to be employed by the Company and its subsidiaries for any reason whatsoever, (b) when the member dies, or (c) 90 days after the member ceases to receive any compensation from the Company and its subsidiaries unless, in the case of (c) above, (i) such cessation is due to a leave of absence in accordance with policies of the Company or approved by the person or persons appointed by the Company to administer the Plan and
(ii) the member's right to reemployment is guaranteed by statute or contract.

  10. WITHDRAWAL OF FUNDS. A member may withdraw all or part of the funds contributed by such member to the Plan at any time prior to the use of the funds for the purchase of Shares. A member may make only one withdrawal of funds per calendar quarter. The member may not, after any withdrawal, return any such funds to the Company and require the Company to apply the funds to the purchase of Shares.

  11. BENEFICIARY. Each member may designate in writing one or more beneficiaries and may, in such member's sole discretion, change such designation from time to time. Any such designation shall be effective only after receipt by the Company and shall be controlling over any disposition by will or otherwise.

  Upon the death of a member, amounts remaining credited to the member shall be paid in cash to the beneficiary or beneficiaries designated by the member or, in the absence of such designation, to the executor, administrator or other legal representative of the member's estate. Such payment shall relieve the Company of further liability under the Plan on account of the member. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the member gave contrary instructions in such designation.

  12. MODIFICATION, TERMINATION. The Company expects to continue the Plan until such time as all of the Shares reserved for purchase under the Plan have been purchased. However, the Company reserves the right to amend, alter or terminate this Plan at any time. No amendment shall be effective unless, within one year after it is adopted by the Company's Board of Directors, it is approved by the holders of a majority of the voting power of the Company's outstanding shares, if such amendment would:

  (i) increase the number of Shares reserved for purchase under the Plan;

  (ii) materially increase the benefits to participants; or

  (iii) materially modify the requirements for participation.

  The Board of Directors may elect to terminate any or all outstanding enrollments at any time. In the event the Plan is terminated, the Board may also elect either to terminate enrollments upon completion of the purchase of Shares on the next Purchase Date, or to permit enrollments to expire in accordance with their terms (and participation to continue through such expiration dates). If the enrollments are terminated prior to expiration, any funds contributed to the Plan that have not been used to purchase Shares shall be returned to the members as soon as administratively feasible.

  If at any time the Shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Any funds that cannot be applied to the purchase of Shares due to over-enrollment shall be refunded to members as soon as administratively feasible.

  13. ASSIGNABILITY OF RIGHTS; CREATION OF LIENS. No rights of any member under the Plan shall be assignable by the member, by operation of law or otherwise, and no person may create a lien on any funds, securities or any other property, except to the extent that there has been a designation of a beneficiary or beneficiaries in accordance with the Plan, and except to the extent permitted by the laws of descent and distribution if such beneficiary is not designated. Prior to the purchase of any Shares under the Plan, each member shall be required to sign a statement to the foregoing effect. A member's right to purchase Shares under the Plan shall be exercisable only during the member's lifetime and only by the member.

  14. PARTICIPATION IN OTHER PLANS. Except as provided in Section 6, nothing in the Plan shall affect an employee's right to participate in and receive benefits under the then-current provisions of any pension, insurance or other employee benefit plan or program of the Company or a subsidiary.

  15. REPORTS. The Company shall make available to members copies of all communications with holders of Common Stock, including annual and interim reports. In connection with the issuance of Shares under the Plan, the Company shall provide each member with a summary of such member's total contributions during the preceding Offering Period, and the number of Shares purchased, purchase price and the balance of funds, if any, in the member's account.

  16. EQUAL RIGHTS AND PRIVILEGES. All members shall have equal rights and privileges with respect to the Plan to the extent necessary to cause the Plan to qualify as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the regulations promulgated thereunder. This Section 16 shall take precedence over all other provisions of the Plan.

  17. APPLICABLE LAW. The interpretation, performance and enforcement of the Plan shall be governed by the laws of the State of California.

  18. EFFECTIVE DATE; TRANSITION PROVISIONS. The Plan amendments embodied in this Amended and Restated Employee Stock Purchase Plan are effective July 2, 1995, provided, however, that notwithstanding Sections 5(a) and 8, (a) no enrollment date will occur on August 1, 1995; (b) the two Offering Periods existing on the effective date of these amendments (i.e., the Offering Periods commencing July 1, 1994 and July 1, 1995) will each continue for 25 months (to July 31, 1996 and July 31, 1997, respectively) and (c) since no Purchase Date occurred in January of 1995 with respect only to the Offering Period commencing July 1, 1994 and ending on July 31, 1996, only three Purchase Dates (June 30, 1995, January 31, 1996 and July 31, 1996) will occur during such Offering Period.

  19. APPROVAL. The Plan was originally approved by the Company's Board of Directors on July 18, 1984 and by holders of the majority of the voting power of all outstanding shares of the Company on April 25, 1985. This Amended and Restated Plan was approved by the Company's Board of Directors on February 16, 1995 and by the Company's stockholders on May 11, 1995.

                                AMENDMENT NO. 1
                            TO THE ALZA CORPORATION
                             AMENDED AND RESTATED
                         EMPLOYEE STOCK PURCHASE PLAN

  THIS AMENDMENT NO. 1 to the ALZA Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") hereby amends the Plan as follows:

  1. Paragraph 2(b) is hereby deleted in its entirety and replaced with the following:

    (b) Adjustments: In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the structure of the capital stock of the Company, the Company may make such adjustment, if any, as it may deem appropriate in the number, kind and subscription price of the securities available for purchase under the Plan and in the maximum number of securities that a member is entitled to purchase.

  2. Section 5(a) of the Plan is amended to include at the end thereof the following:

    In the event that the Company fails to offer enrollment in the Plan to every person who is entitled to participate therein, such action (or inaction) shall not affect the enrollment, or eligibility to enroll or re-enroll, of any other eligible employee.

  3. All other provisions of the Plan shall remain in full force and effect, without modification.

  To record the adoption of this Amendment No. 1, the Company has caused this instrument to be executed by a duly authorized officer as of the 23rd day of December, 1996.

                                          ALZA Corporation

                                          /s/ Ernest Mario
                                          -------------------------------------
                                          Ernest Mario
                                          Chief Executive Officer

                                AMENDMENT NO. 2
                            TO THE ALZA CORPORATION
                             AMENDED AND RESTATED
                         EMPLOYEE STOCK PURCHASE PLAN

  THIS AMENDMENT NO. 2 to the ALZA Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") hereby amends the Plan as follows:

  1. Paragraph 4 is hereby amended by adding the following at the end thereof:

  "Notwithstanding the foregoing, employees of the Company's subsidiary ALZA International, Inc. are not eligible to participate in the Plan."

  2. All other provisions of the Plan shall remain in full force and effect, without modification.

  To record the adoption of this Amendment No. 2, the Company has caused this instrument to be executed by a duly authorized officer as of the 18th day of December, 1997.

                                          ALZA Corporation

                                          /s/ Ernest Mario
                                          -------------------------------------
                                          Ernest Mario
                                          Chief Executive Officer

                                    PROXY

                              ALZA CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoint(s) ERNEST MARIO, JULIAN N. STERN and BRUCE
C. COZADD, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of ALZA CORPORATION to be held on May 7, 1998 and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

SEE REVERSE                                                     SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SIDE

     Please mark
[X]  votes as in
     this example.


THE BOARD OF DIRECTORS OF ALZA CORPORATION UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1.  To elect as Class II Directors:

NOMINEES:   Dr. Robert J. Glaser, Dean O. Morton and Denise O'Leary

     FOR                    WITHHELD
     ALL     [_]            FROM ALL    [_]
  NOMINEES                  NOMINEES


[_]
    ---------------------------------------------
       For all nominees except as noted above

                                                      FOR    AGAINST   ABSTAIN
2.  To increase by 950,000 shares the number          [_]      [_]       [_]
    of shares of Common Stock reserved
    for issuance under ALZA's Amended and
    Restated Employee Stock Purchase Plan.


                                                      FOR    AGAINST   ABSTAIN
3.  To ratify the appointment of Ernst &              [_]      [_]       [_]
    Young LLP as ALZA's independent auditors for fiscal 1998.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]


Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual stockholder.


Signature:_______________ Date:_______ Signature:_____________ Date:________